Exhibit 99.4

STOCK OPTION AGREEMENT

PURSUANT TO

FEDEX CORPORATION 2019 OMNIBUS STOCK INCENTIVE PLAN

NON-U.S. PARTICIPANTS

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made this < DAY > of < MONTH >, < YEAR > (the “Grant Date”) by and between < EMPLOYEE NAME > (the “Participant”) and FedEx Corporation, a Delaware Corporation (the “Company”), pursuant to the FedEx Corporation 2019 Omnibus Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan will govern. Capitalized terms used but not defined herein have the same meaning as provided in the Plan. For purposes of this Agreement, “Employer” means the Company or any Subsidiary that employs the Participant on the applicable date.

WHEREAS, the Committee authorized the grant of a Stock Option to the Participant under the Plan for the purposes expressed in the Plan on the Grant Date;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

1.

Grant of Stock Option. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant a Stock Option to acquire < NUMBER > shares of the Company’s common stock, $0.10 par value (“Shares”).

2.

Exercise Price. The exercise price to acquire each Share pursuant to the Stock Option shall be 100% of the Fair Market Value of a Share on the Grant Date (the “Exercise Price”) and provided in the grant detail on the Merrill Lynch website (or any other third-party administrator engaged by the Company to assist with the implementation, administration and management of the Plan) (the “Administrator”).

3.

Vesting of Stock Option. Except as otherwise provided in this Agreement or the Plan, if the Participant remains continuously employed with the Employer, the Stock Option shall vest and become exercisable on each vesting date pursuant to the vesting schedule provided in the grant detail on the Administrator’s website.

4.

Term of Stock Option. In no event shall the Stock Option be exercisable after the 10th anniversary of the Grant Date (the “Expiration Date”). To the extent the Stock Option is not exercised prior to the Expiration Date (or an earlier date as provided in Sections 7 and 8) the Stock Option shall be canceled and forfeited.

5.

Restrictions on Exercise. The Stock Option shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any Shares subject to the Stock Option, if such exercise and sale would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as may be in effect at the time. The Stock Option is subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the Stock Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the Stock Option, the Stock Option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

6.	Manner of Stock Option Exercise.

(a)

Notice. To exercise the Stock Option, the Participant must utilize the exercise procedures as established by the Administrator. As part of such procedures, the Participant shall be required to specify the number of Shares that he or she elects to purchase and the date on which such purchase is to be made, and the Participant shall be required to make full payment of the Exercise Price. The Stock Option shall not be deemed to have been exercised (i.e., the exercise date shall not be deemed to have occurred) until the notice of such exercise and payment in full of the Exercise Price are provided. The exercise date will be defined by the New York Stock Exchange (the “NYSE”) trading hours. If an exercise is completed after the market close or on a weekend, the exercise will be dated the following trading day.

(b)

Payment. The Exercise Price may be paid in such manner as the Committee may specify from time to time in its sole discretion and as established by the Administrator, including (but not limited to) the two following methods:

i.

cashless exercise through irrevocable directions to the Administrator approved by the Company to sell all or part of the Shares covered by this Stock Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price; or

ii.	cash payment.

7.	Termination. Upon the Participant’s termination of Service, the Participant’s right to exercise the Stock Option shall be only as follows:

(a)

Death. In the event of the Participant’s termination of Service due to death, the unvested portion of the Stock Option immediately shall vest in full and the Participant’s legal representative or the Participant’s estate will have the right to exercise the vested portion of the Stock Option until the earlier of (i) 12 months following the date of the Participant’s death, or (ii) the Expiration Date.

(b)

Disability. In the event of the Participant’s termination of Service due to Disability, the unvested portion of the Stock Option immediately shall vest in full and the Participant or the Participant’s legal representative will have the right to exercise the vested portion of the Stock Option until the earlier of (i) 24 months following the date of the Participant’s termination due to Disability, or (ii) the Expiration Date; provided, if the Participant dies during such period, the Participant’s legal representative of the Participant’s estate will have the right to exercise the vested portion of the Stock Option until the earlier of (i) 12 months following the date of the Participant’s death, or (ii) the Expiration Date.

(c)

Retirement. In the event of the Participant’s termination of Service due to Retirement, the Participant immediately will cease vesting in the Stock Option and the Participant will have the right, at any time prior to the Expiration Date, to exercise the vested portion of the Stock Option; provided, if the Participant dies during such period, the Participant’s legal representative of the Participant’s estate will have the right to exercise the vested portion of the Stock Option until the earlier of (i) 12 months following the date of the Participant’s death, or (ii) the Expiration Date.

(d)

Other. In the event of the Participant’s termination of Service for any reason other than those provided in (a), (b) or (c) above, the Participant immediately will cease vesting in the Stock Option and the Participant will have the right to exercise the vested portion of the Stock Option until the earlier of (i) 90 days following the Participant’s Termination Date, or (ii) the Expiration Date. For purposes of this Agreement, “Termination Date” shall mean the last day on which the Participant is an employee of the Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

8.

Change of Control. Unless otherwise provided by the Committee or the Plan, upon a Change of Control, the unvested portion of the Stock Option immediately shall vest in full and the Participant will have the right to exercise the vested portion of the Stock Option.

9.	Taxes.

(a)

Responsibility for Taxes. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the vesting of the Stock Option, the exercise of the Stock Option, the subsequent sale of any Shares acquired pursuant to the Stock Option and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

(b)

Withholding of Tax-Related Items. In connection with the Stock Options and any Shares or cash amounts that may be payable hereunder, the Company and/or the Employer shall have the right to withhold from any amounts due to the Participant any Tax-Related Items that are required to be withheld pursuant to applicable law in the Participant’s country of residence (and country of employment, if different), or may require the Participant to remit to the Company and/or the Employer the applicable Tax-Related Items. All other Tax-Related Items associated with the award covered under this Agreement shall be the Participant’s sole responsibility.

10.

Data Privacy. The Company is located at 942 South Shady Grove Road, Memphis, TN, 38120, U.S.A. and grants Stock Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company’s grant of Stock Options under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Stock Options, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(a)

Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Stock Options or any other awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer. In granting the Stock Options under the Plan, the Company will collect, process and use the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. Depending on applicable country-specific requirements as further identified in the Addendum, the Company’s legal basis for the collection, processing and usage of the Participant’s personal data may be for the Company’s legitimate business purpose, which includes the performance of an employment related contract for compensation and benefits, and/or the Participant’s consent.

(b)

Stock Plan Administration Service Providers. The Company transfers the Participant’s personal data to Merrill Lynch, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(c)

International Data Transfers. The Company and the Stock Plan Administrator are based in the United States, such that the Participant’s personal data will be transferred to the United States as part of the administration and management of the Plan. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. As such, the Company will only transfer the Participant’s personal data to the United States under a data transfer mechanism that addresses data protection laws, including in accordance with the Company’s Binding Corporate Rules and/or other appropriate mechanisms such as data transfer agreements.

(d)

Voluntariness and Consequences of Consent Denial or Withdrawal. To the extent that the Participant’s participation in the Plan is based on the Participant’s grant of consent, it is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time understanding, however, that such denial or withdrawal will not have retroactive effect. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment with the Employer or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(e)

Data Subject Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to request the exercise of the Participant’s rights, the Participant should email dataprivacy@fedex.com or dataprotection@tnt.com.

11.

Non-Transferability. The Stock Option may not be sold, pledged, assigned, exchanged, encumbered, hypothecated, gifted, transferred or disposed of in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant only by said Participant or a duly appointed legal representative. The terms of the Stock Option shall be binding upon heirs, personal representatives and successors.

12.

English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Stock Option, be drawn up in English. If the Participant has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Stock Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

13.

Insider Trading. The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares or rights linked to the value of Shares during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Securities Manual, which includes the Company’s policies on insider trading. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and is advised to speak to the Participant’s personal advisor on this matter.

14.

Compliance with Laws; Repatriation of Proceeds. The Participant agrees, as a condition of the grant of the Stock Option, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the Stock Option) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

15.

Commercial Relationship. The Participant expressly recognizes that the Participant’s participation in the Plan and the Company’s grant of Stock Options does not constitute an employment relationship between the Participant and the Company. The Participant has been granted Stock Options as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Participant’s sole employer. Based on the foregoing:

(a)	the Participant expressly recognizes the Plan and the benefits the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Employer;

(b)	the Plan and the benefits the Participant may derive from participation in the Plan are not part of any employment conditions and/or benefits provided by the Employer; and

(c)

any modifications or amendments of the Plan by the Company or the Committee, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

16.

Additional Requirements. The Company reserves the right to impose other requirements on the Stock Option, any Shares acquired pursuant to the Stock Option and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Option and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

17.

Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Stock Option shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”), as applicable. In all circumstances, any applicable Addendum shall constitute part of this Agreement. Further, if the Participant transfers residence and/or employment to another country reflected in an Addendum to this Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

18.	Nature of Grant.

(a)

The grant of the Stock Option shall not confer upon the Participant any right to continue in the employ of the Employer nor limit in any way the right of the Employer to terminate the Participant’s employment at any time.

(b)	The Participant shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the exercise of the Stock Option until the date of issuance of such Shares.

(c)	The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time.

(d)

The grant of the Stock Option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Stock Options or benefits in lieu of Stock Options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, the vesting provisions and the exercise price.

(e)	Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with his or her Employer.

(f)	The Participant’s participation in the Plan is voluntary.

(g)	The value of the Stock Option and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s employment (and his or her employment contract, if any). Any grant under the Plan, including the grant of the Stock Option, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

19.	Miscellaneous.

(a)	Binding Effect. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns and the Participant and the Participant’s estate in the event of the Participant’s death.

(b)

Governing Law. Except as to matters governed by United States federal law or the Delaware General Corporation Law, the Plan, this Agreement and all determinations made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its conflicts of law principles.

(c)

Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties with respect to the grant and exercise of the Stock Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of the Stock Option and the administration of the Plan.

(d)

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Option by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(e)

Severability and Waiver. The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement or the Plan. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participants.

By accepting the grant of the Stock Option, the Participant expressly acknowledges that he or she has read this Agreement, the Addendum to this Agreement (as applicable) and the Plan, and specifically accepts and agrees to the provisions therein.

*****************************